Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Supervisory Board of Koninklijke Philips Electronics N.V.:

We consent to the use of our report dated February 18, 2008 with respect to the consolidated balance sheets of Koninklijke Philips Electronics N.V. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated herein by reference.

Our report dated February 18, 2008 refers to the adoption of the provisions of SFAS No. 158, ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans’ effective December 31, 2006.

Our report dated February 18, 2008 also includes an explanatory paragraph that states that Koninklijke Philips Electronics N.V. and subsidiaries acquired Health Watch, Raytel Cardiac Services, VMI Sistemas Medicos, XIMIS, Emergin, Color Kinetics, TIR Systems, Partners in Lighting International, Lighting Technologies International and Digital Lifestyle Outfitters (together “the Acquired Companies”) during 2007, and management excluded from its assessment of the effectiveness of Koninklijke Philips Electronics N.V. and subsidiaries’ internal control over financial reporting as of December 31, 2007, the Acquired Companies’ internal control over financial reporting. Our audit of internal control over financial reporting of Koninklijke Philips Electronics N.V. and subsidiaries also excluded an evaluation of the internal control over financial reporting of the Acquired Companies.

/s/ KPMG Accountants N.V.

Amstelveen, The Netherlands
June 19, 2008